CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of all references to our firm included in or made a part of this Post-Effective Amendment, including the reference to our firm under the heading “Additional Information – Auditors” in the OPTI-flex® DYNAMIC Fund’s Statement of Additional Information.

/s/Cohen McCurdy, Ltd.

Westlake, Ohio

April 28, 2004